UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2026

NOMADAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-42924	99-3383359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5015 Highway 59 N

Marshall, Texas 75670

(Address of principal executive offices)

Registrant’s telephone number, including area code: (323) 672-4566

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000001 per share	NOMA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Directors

Effective July 3, 2026, the board of directors (the “Board”) of Nomadar Corp., a Delaware corporation (the “Company” or “Nomadar”), following the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Joaquin Martin, the Company’s Chief Executive Officer of the Americas & Global Vice-Chairman, as a member of the Board, until the Company’s next annual meeting of stockholders or until Mr. Martin’s successor is duly elected and qualified.

Mr. Martin, age 55, has been Nomadar’s Chief Executive Officer of the Americas & Global Vice-Chairman since December 2025. Mr. Martin was Nomadar’s Chief Communications and Investor Relations Officer from September 2023 to December 2025. From April 2020 to August 2023, Mr. Martin was Director of Communication, Marketing, and Investor Relations at Humanox, a sports technology company based in Spain. Under his leadership, Humanox received numerous international awards from institutions including UEFA, City Group, and Grupo Editorial El Mundo. From February 2019 to February 2020, Mr. Martin was Chief Marketing Officer at Skully, an Atlanta, Georgia-based technology company within the sports sector, where he was responsible for crafting the commercial strategy, managing both internal and external communications, and nurturing relationships with investors. From August 2018 to January 2019, he was Director of Communication and Investor Relations at Airtificial (formerly Carbures before being acquired), a multinational technology firm operating in the fields of advanced materials and artificial intelligence. He was previously Director of Organization and Competence Models at Carbures, a publicly traded company doing business in Spain and the United States. Mr. Martin holds a Bachelor’s degree in Philosophy, a Master’s in Human Resources Management from the University of Cádiz, an Executive Certificate in Innovation from MIT, a Master’s in International Trade from the Villanueva Center - Complutense University of Madrid, a Master’s in Innovation from the School of Industrial Organization, and a Master’s in Leadership and Strategy from IE Business School. He is a member of the Public Relations Society of America.

The Nominating Committee and the Board believe that Mr. Martin’s significant experience with the Company, and in the industry generally, and contacts in the industry provides valuable operational, leadership, strategy and management skills to the Board.

There is no arrangement or understanding between Mr. Martin and any other person pursuant to which Mr. Martin was selected and appointed by the Board and there is no family relationship between Mr. Martin and any of the Company’s directors or executive officers. The Company is not aware of any transaction involving Mr. Martin which would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), other than Mr. Martin’s employment agreement entered into between the Company and Mr. Martin, dated December 8, 2025 (the “Employment Agreement”), which has been previously disclosed in the Company’s reports made with the Securities and Exchange Commission. Mr. Martin will not receive compensation for service as a director, and will continue to receive compensation pursuant to the terms of the Employment Agreement.

Resignation of Director

Effective July 3, 2026, in connection with the appointment of Mr. Martin, Manuel Vizcaino resigned as a co-chairman, and as a member of the Board. The resignation of Mr. Vizcaino was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Board and the Company are deeply grateful for Mr. Vizcaino’s service, dedication, and contributions to the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nomadar Corp.
Date: July 6, 2026
	By:	/s/ Rafael Contreras
Rafael Contreras Chief Executive Officer